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                                                                      Exhibit 21

Gundle/SLT Environmental, Inc.

Subsidiary List:

GSE International, Inc.
GSE Lining Technology, Inc.
GSE Foreign Sales Ltd.
GSE Clay Lining Technology Co.
GSE Lining Technology Pte. Ltd.
GSE Lining Technology GmbH
GSE Lining Technology Pty Ltd.
GSE(UK) Ltd.
GSE Lining Technology Limited
Gundle Environmental Ltd.
SGS Geosystems Limited
SGS Holdings Limited
Geoplastics Gesellschaft Fur Abdichtungssysteme mbH
Gundle GmbH
Hyma/GSE Lining Technology Co.
Hyme/GSE Manufacturing Co.
GSE Lining Technology Company Limited
GSE Gulf Offshore Ltd.
GSE Lining Technology S.L.
GSE Gulf FZE